Exhibit 99.1

Community Bankers Trust Corporation Reports Results for Fourth Quarter and Year 2015

•	Loans, excluding purchased credit impaired (PCI) loans, grew $55.7 million, or 8.0%, in the fourth quarter of 2015 and $88.7 million, or 13.4%, for the year 2015.
•	Nonperforming assets declined $8.2 million, or 33.5%, in 2015, ending the year at 2.14% of loans and other real estate owned, excluding PCI loans.
•	Noninterest bearing deposits increased $11.7 million, or 13.8%, during 2015.
•	Fourth quarter net income was $2.2 million, or $0.10 per common share.
•	Salaries and employee benefits decreased by $366,000 on a linked quarter basis.
•	Interest and fees on loans, excluding PCI loans, increased $2.4 million in 2015 as compared with 2014.

Conference Call on Friday, January 29, 2016, at 10:00 a.m. Eastern Time

Richmond, VA, January 29, 2016 – Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported unaudited results for the fourth quarter and year ended December 31, 2015. Net income available to common shareholders was $2.2 million, or $0.10 per common share, basic and fully diluted, for the fourth quarter. For the year ended December 31, 2015, the Company had a net loss available to common shareholders of $2.5 million, or $0.11 per common share, basic and fully diluted. Excluding the one-time pre-tax charge of $13.1 million related to the termination of the FDIC shared-loss agreements in the third quarter of 2015, net income for the year would have been approximately $6.1 million, or $0.28 per common share, basic and fully diluted. (See “Non-GAAP Financial Measures” at the end of this release for the calculation of net income without the effect of the one-time charge.)

Rex L. Smith, III, President and Chief Executive Officer, stated, “I am excited by what we accomplished in the past year, but especially for the momentum created in the fourth quarter. While the termination of the shared loss agreement creates a loss for the year, it will generate a significant cost savings going forward. Essex Bank has positive core operating growth and a healthy balance sheet with strong capital, solid asset quality, and liquidity, which, in addition to the growth in loans and the expense reductions, give us real earnings power going into 2016.

Smith added, “The growth in new loans and non-interest bearing deposits was strong in the quarter and for the year. The new branches in Bowie Maryland and Richmond, Virginia are off to great starts. Additionally, we expect to open our Fairfax branch in late February of this year. This will augment our loan production office there. This type of growth is crucial for our franchise moving forward, and we saw the results of this in the fourth quarter.”

Smith concluded, “Management has worked hard to simplify the balance sheet and continues to make every effort to grow the organization in accordance with our strategic plans. The earnings are down year over year as expected from executing on our strategic plans, and the initiatives that we have put into place should yield positive results for 2016.”

RESULTS OF OPERATIONS

Net income was $2.2 million for the fourth quarter of 2015, compared with a net loss of $7.7 million in the third quarter of 2015 and net income of $2.3 million in the fourth quarter of 2014. Earnings/(loss) per common share, basic and fully diluted, were $0.10 per share for the fourth quarter of 2015, compared with $(0.35) per share in the third quarter of 2015 and $0.10 per share in the fourth quarter of 2014.

On a linked quarter basis, net income increased $9.9 million. Excluding the one-time charge related to the termination of the FDIC shared-loss agreements in the third quarter, net income would have increased $1.4 million. The write-down of three bank properties in the third quarter of 2015, two in held for sale totaling $684,000 and one held in other real estate owned for $392,000, was the major factor for this increase. Additionally, salaries and employee benefits decreased by $366,000 on a linked quarter basis. In the third quarter of 2015, the Company recorded $161,000 in severance payments related to position consolidations that will reduce the salaries and employee benefits expense by approximately $600,000 annually, before tax.

Net loss was $2.5 million for the year ended December 31, 2015, compared with net income of $7.5 million and net income available to common shareholders of $7.3 million for the same period in 2014. Excluding the aforementioned one-time FDIC-related charge, net income would have been approximately $6.1 million for the year ended December 31, 2015. The Company estimates that the elimination of the FDIC indemnification asset will result in an increase in net income of approximately $3.0 million over the 12 month period following its termination. Earnings/(loss) per common share, basic and fully diluted, were $(0.11) for the year ended December 31, 2015 versus $0.33 for the same period in 2014.

The following table presents summary income statements for the three months and years ended December 31, 2015 and December 31, 2014 and the three months ended September 30, 2015:

SUMMARY INCOME STATEMENT
(Dollars in thousands)	For the three months ended			For the year ended
	31-Dec-15	30-Sep-15	31-Dec-14	31-Dec-15	31-Dec-14
Interest income	$11,846	$11,723	$11,726	$47,552	$48,725
Interest expense	1,884	1,878	1,883	7,497	6,933
Net interest income	9,962	9,845	9,843	40,055	41,792
Provision for loan losses	-	-	-	-	-
Net interest income after provision
for loan losses	9,962	9,845	9,843	40,055	41,792
Noninterest income	1,225	1,253	1,832	5,081	5,269
Noninterest expense	8,269	23,029	8,743	50,260	36,817
Net (loss) income before income taxes	2,918	(11,931)	2,932	(5,124)	10,244
Income tax (benefit) expense	704	(4,215)	673	(2,627)	2,728
Net (loss) income	2,214	(7,716)	2,259	(2,497)	7,516
Dividends on preferred stock	-	-	-	-	247
Net (loss) income available
to common shareholders	$2,214	$(7,716)	$2,259	$(2,497)	$7,269

EPS Basic	$0.10	$(0.35)	$0.10	$(0.11)	$0.33
EPS Diluted	$0.10	$(0.35)	$0.10	$(0.11)	$0.33

Net Interest Income

Linked Quarter Basis

Net interest income was $10.0 million for the quarter ended December 31, 2015, compared with $9.8 million for the third quarter of 2015, representing an increase of $117,000, or 1.2%. The linked quarter increase was due primarily to interest and fees on loans, which increased $254,000, or 3.2%, as a result of increased loan volume in the fourth quarter of 2015. Interest and fees on purchased credit impaired (PCI) loans declined $76,000 on a linked quarter basis, while securities income decreased $56,000. Total interest expense remained relatively unchanged and was $1.9 million in both the third and fourth quarters of 2015.

The yield on earning assets was 4.45% for both the third and fourth quarters of 2015. The yield on loans, excluding PCI loans, was 4.59% and 4.64% for the third and fourth quarters, respectively. The yield on PCI loans also was unchanged and was 10.97% for each of the third and fourth quarters of 2015. Securities yields have remained relatively stable and were 2.96% on a tax-equivalent basis for the fourth quarter of 2015 and 2.97% on a tax-equivalent basis for the third quarter of 2015.

Interest expense increased only $6,000, or 0.3%, in the fourth quarter of 2015, compared with the third quarter of 2015. Average interest bearing liabilities increased $6.2 million during the quarter, and the cost of total interest bearing liabilities was 0.79% each quarter. Federal Home Loan Bank (FHLB) and other borrowings increased $8.0 million during the fourth quarter of 2015 and averaged $100.0 million at a rate of 1.11%, down from 1.19% in the third quarter of 2015.

The interest spread was 3.66% in both the third and fourth quarters of 2015. The yield on earning assets was 4.45% for both the third and fourth quarters of 2015. The cost of interest bearing liabilities also remained constant on a linked quarter basis and was 0.79% each period. This resulted in a net interest margin, on a tax-equivalent basis, of 3.75% in the third quarter and the fourth quarter of 2015.

2

Year-Over-Year Quarter

Net interest income increased $119,000 from $9.8 million in the fourth quarter of 2014 to $10.0 million in the same period in 2015. This increase was driven by volume increases in loans, from an average balance of $646.0 million in the fourth quarter of 2014 to $711.8 million in the fourth quarter of 2015. This resulted in an increase of $684,000 in interest and fees on loans in the fourth quarter of 2015 compared with the same period in 2014. This more than offset the $516,000 decline in interest and fees on PCI loans in the year-over-year quarterly comparison period. Tax-equivalent securities income increased $66,000 in the fourth quarter of 2015 compared with the same period in 2014.

The yield on earning assets declined from 4.55% in the fourth quarter of 2014 to 4.45% for the fourth quarter of 2015. The most notable decline was in PCI loan yields, which fell from 12.62% in the fourth quarter of 2014 to 10.97% in the fourth quarter of 2015. The yield on loans, excluding PCI loans, declined from 4.64% in the fourth quarter of 2014 to 4.59% in the fourth quarter of 2015. Securities yields, on a tax-equivalent basis, increased from 2.82% in the fourth quarter of 2014 to 2.96% in the fourth quarter of 2015.

Interest expense, year-over-year, was $1.9 million in each of the fourth quarters of 2014 and 2015. The average balance of interest bearing liabilities increased $2.3 million for the year-over-year quarterly comparison period.

The combination of the items described above resulted in a decrease in the interest spread of 10 basis points, from 3.76% in the fourth quarter of 2014 to 3.66% in the fourth quarter of 2015. The tax-equivalent net interest margin declined from 3.83% in the fourth quarter of 2014 to 3.76% for the same period in 2015.

Year-Over-Year 2015 and 2014

Net interest income was $40.1 million for the year ended December 31, 2015 versus $41.8 million for the year ended December 31, 2014. This decrease in net interest income was the result of lower interest income of $1.2 million coupled with higher interest expense of $564,000. This is a decrease of $1.7 million, or 4.2%. While the income on loans, excluding PCI loans, has increased $2.4 million in 2015 compared with 2014, the income derived from PCI loans has dropped by $3.4 million. Cash payments on zero carrying value ADC loans were $825,000 greater during 2014 when compared with 2015. Interest income on securities decreased 2.2%, or $175, 000. However, interest income on securities, on a tax-equivalent basis, increased 5.3%, or $439,000, during the same time frame as more of the portfolio was shifted to tax-exempt municipals with higher tax equivalent yield.

The tax-equivalent yield on earning assets dropped 30 basis points, from 4.87% for the year ended December 31, 2014 to 4.57% for the year ended December 31, 2015. The yield on total loans declined 60 basis points, from 5.91% in 2014 to 5.31% in 2015. PCI loan yield fell from 15.94% to 12.39%, and the yield on loans, excluding PCI loans, declined 12 basis points, from 4.77% to 4.65%. The tax-equivalent yield on securities increased from 2.76% for 2014 to 2.94% for 2015. The average balance of tax-exempt securities increased $44.4 million over the time frame and is responsible for the increase in yield on the portfolio.

Interest expense increased $564,000, or 8.1%, from $6.9 million for the year ended December 31, 2014 to $7.5 million for the year ended 2015. Interest on FHLB and other borrowings increased $403,000 during this time frame on average balance increases of $11.3 million, coupled with an increase in rate from 0.91% to 1.22%, due to locking in five year funding in the fourth quarter of 2014.

The rate paid on total interest bearing liabilities increased from 0.75% for the year ended December 31, 2014 to 0.80% for the same period in 2015. The increase in FHLB and other borrowings was the main factor for this increase.

The combination of the decrease in yield on earning assets coupled with the slight increase in cost of interest bearing liabilities resulted in a decrease in the interest spread from 4.12% in 2014 to 3.77% for the same period in 2015. As a result, the net interest margin declined from 4.18% for 2014 to 3.87% for the same period in 2015.

3

NET INTEREST MARGIN
(Dollars in thousands)	For the three months ended
	31-Dec-15	30-Sep-15	31-Dec-14
Average interest earning assets	$1,083,016	$1,073,790	$1,039,810
Interest income	$11,846	$11,723	$11,726
Interest income - tax-equivalent	$12,149	$12,032	$11,917
Yield on interest earning assets	4.45%	4.45%	4.55%
Average interest bearing liabilities	$949,359	$943,208	$947,061
Interest expense	$1,884	$1,878	$1,883
Cost of interest bearing liabilities	0.79%	0.79%	0.79%
Net interest income	$9,962	$9,845	$9,843
Net interest income - tax-equivalent	$10,265	$10,154	$10,034
Interest spread	3.66%	3.66%	3.76%
Net interest margin	3.76%	3.75%	3.83%

	For the twelve months ended
	31-Dec-15	31-Dec-14
Average interest earning assets	$1,064,587	$1,011,687
Interest income	$47,552	$48,725
Interest income - tax-equivalent	$48,663	$49,222
Yield on interest earning assets	4.57%	4.87%
Average interest bearing liabilities	$942,720	$928,826
Interest expense	$7,497	$6,933
Cost of interest bearing liabilities	0.80%	0.75%
Net interest income	$40,055	$41,792
Net interest income - tax-equivalent	$41,166	$42,289
Interest spread	3.77%	4.12%
Net interest margin	3.87%	4.18%

Provision for Loan Losses

The Company has two categories of loans -- loans, excluding PCI loans, and PCI loans. As a result, the Company records a separate provision for loan losses for its loan portfolio, excluding PCI loans, and for its PCI loan portfolio. There was no provision for loan losses on loans, excluding PCI loans, for the years ended December 31, 2014 and December 31, 2015. Likewise, there was no provision for loan losses on the PCI portfolio during the same time frames.

Noninterest Income

Linked Quarter

Noninterest income was $1.2 million in the fourth quarter of 2015, compared with $1.3 million in the third quarter of 2015. The decrease was $28,000, or 2.2%. Gain on sales of securities was $109,000 in the fourth quarter of 2015, an increase of $35,000 from $74,000 in the third quarter of 2015. Also increasing in the fourth quarter of 2015 over the third quarter of 2015 were service charges on deposit accounts, which increased $18,000 and were $601,000 for the fourth quarter. Mortgage loan fees were $144,000 in the fourth quarter of 2015, a decline of $86,000 from the third quarter of 2015.

Year-over-Year Quarter

Noninterest income decreased $607,000 and was $1.2 million in the fourth quarter of 2015 versus $1.8 million for the same period in 2014. Gains on sales of securities decreased $486,000 from $595,000 in the fourth quarter of 2014 to $109,000 for the same period in 2015. Other noninterest income also reflected a year-over-year decrease of $154,000 and was $182,000 in the fourth quarter of 2015 versus $336,000 one year ago. Gain on sales of other loans were none for the current quarter versus $48,000 one year ago when the Company sold SBA loans at a gain. Increasing in the year-over-year quarterly comparison period were mortgage loan income, which increased $48,000, and service charges on deposit accounts, which increased $35,000.

4

Year-over-Year 2015 and 2014

Noninterest income was $5.1 million for the year ended December 31, 2015 versus $5.3 million for the year ended December 31, 2014. This is a decrease of $188,000, or 3.6%. Gain on sales of securities decreased $617,000 in 2015 compared with 2014 and was $472,000 in the current year compared with $1.1 million in 2014. Gains on sales of loans of $69,000 represented a decline of $132,000 in 2015 compared with 2014. Other noninterest income of $736,000 in 2015 was a decrease of $63,000 when compared with 2014. Partially offsetting these decreases in year-over-year noninterest income was mortgage loan income of $784,000, an increase of $573,000 over the year ended December 31, 2014. The mortgage division began operations in the second quarter of 2014 and has progressively increased its production. Also increasing for the year ended December 31, 2015 over the year ended December 31, 2014 were service charges on deposit accounts, which increased $69,000 and were $2.3 million in 2015.

Noninterest Expenses

Linked Quarter

Noninterest expenses were $8.3 million for the quarter ended December 31, 2015, a linked quarter decrease of $14.8 million. The decrease was primarily due to the $13.1 million expense in indemnification asset amortization as a result of the termination of the FDIC shared-loss agreements in the third quarter of 2015. There will be no further indemnification asset amortization as a result of this termination, in which the Bank was paid $3.1 million by the FDIC. Other real estate expenses decreased $663,000 and were $195,000 in the fourth quarter of 2015 versus $858,000 in the third quarter of 2015. Management wrote down the value of two branch buildings that are held for sale by a total of $684,000 in the third quarter of 2015. Additionally, the Company further wrote down a piece of other real estate by $392,000 in the third quarter of 2015 to reflect management’s assessment of current market value. Salaries and employee benefits decreased $366,000, from $4.8 million in the third quarter of 2015 to $4.4 million in the fourth quarter of 2015. Of this decrease, $161,000 was related to severance payments paid in the third quarter of 2015 as the Company right-sized its workforce to improve efficiencies.

Year-over-Year Quarter

Noninterest expenses were $8.3 million for the fourth quarter of 2015 versus $8.7 million for the fourth quarter of 2014. The decrease in year-over-year quarters was primarily the result of the termination of the FDIC shared-loss agreements, which resulted in no indemnification asset amortization in the current quarter versus $1.4 million in the fourth quarter of 2014. Also decreasing were other real estate expenses, which were $195,000 in the fourth quarter of 2015 versus a credit of $235,000 in the fourth quarter of 2014. The credit in the fourth quarter of 2014 was due to gains on the sale of OREO properties and increased rental income. These improvements were partially offset by increases in the year-over-year quarterly comparison periods in salaries and employee benefits of $324,000 and FDIC assessment of $100,000.

Year-over-Year 2015 and 2014

Noninterest expenses were $50.3 million for the year ended December 31, 2015. This compares with noninterest expenses of $36.8 million for the year ended December 31, 2014. This is an increase of $13.5 million, of which the indemnification asset amortization write-off was $11.8 million. The second largest increase was in salaries and employee benefits, which increased $2.0 million, primarily through the addition of loan production employees, including the mortgage division that began operations in the second quarter of 2014. Other real estate expenses were $1.3 million for the year ended December 31, 2015, an increase of $735,000 over $540,000 for the year ended December 31, 2014. Other operating expenses of $6.5 million for the year ended December 31, 2015 increased $120,000, or 1.9%, over the same period in 2014.

Income Taxes

Income tax expense was $704,000 for the fourth quarter of 2015 compared with a benefit of $4.2 million in the third quarter of 2015 as a result of the loss reported for the quarter through the termination of the FDIC shared-loss agreements. Income tax expense was $673,000 in the fourth quarter of 2014. Income tax reflects a benefit of $2.6 million for the year ended December 31, 2015 versus income tax expense of $2.7 million for the year ended December 31, 2014.

5

FINANCIAL CONDITION

Total assets of $1.179 billion at December 31, 2015 were $23.6 million, or 2.0% greater than the $1.156 billion reported at December 31, 2014. Total assets increased $30.2 million, or 2.6%, from September 30, 2015. Total loans, excluding PCI loans, were $748.7 million at December 31, 2015, increasing $88.7 million, or 13.4%, since year end 2014. Commercial mortgage loans exhibited the largest dollar volume increase year-over-year and were up $35.8 million, or 12.7%, and ended the year at $318.0 million. This is also the largest category of loans in the portfolio. Residential 1-4 family mortgage loans increased $27.4 million, or 16.4%, over this time frame and were $194.6 million at December 31, 2015. Multifamily loans increased $11.6 million, or 34.2%, and were $45.4 million at December 31, 2015. Construction and land development loans of $67.4 million at December 31, 2015 reflected an increase of 18.2%, or $10.4 million, since year end 2014. Commercial loans of $102.5 million at December 31, 2015 was an increase of $2.7 million over the balance at December 31, 2014. PCI loans were $59.0 million at December 31, 2015, $8.5 million lower than at year-end 2014.

The following table shows the composition of the Company’s loan portfolio, excluding PCI loans, net of deferred fees and costs, at December 31, 2015, September 30, 2015, and December 31, 2014:

LOANS (excluding PCI loans)
(Dollars in thousands)		31-Dec-15		30-Sep-15		31-Dec-14
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Mortgage loans on real estate:
Residential 1-4 family	$194,576	25.99%	$184,256	26.59%	$167,171	25.33%
Commercial	317,955	42.47%	288,111	41.57%	282,127	42.75%
Construction and land development	67,408	9.00%	64,059	9.24%	57,027	8.64%
Second mortgages	8,378	1.12%	7,940	1.15%	5,997	0.91%
Multifamily	45,389	6.05%	45,609	6.58%	33,812	5.12%
Agriculture	6,238	0.83%	6,335	0.91%	7,163	1.08%
Total real estate loans	639,944	85.47%	596,310	86.04%	553,297	83.83%
Commercial loans	102,507	13.69%	90,295	13.03%	99,783	15.12%
Consumer installment loans	4,928	0.66%	5,005	0.73%	5,496	0.83%
All other loans	1,345	0.18%	1,392	0.20%	1,444	0.22%
Gross loans	748,724	100.00%	693,002	100.00%	660,020	100.00%
Allowance for loan losses	(9,559)		(9,701)		(9,267)
Loans (excluding PCI loans), net of unearned
income	$739,165		$683,301		$650,753

Total securities of $288.2 million at December 31, 2015 reflected a decrease of $31.4 million from year-end 2014. This decrease is the result of a shift in assets to higher yielding loans, the growth of which was noted earlier. The fair value of securities available-for-sale was $243.3 million at December 31, 2015, and state, county and municipal bonds were 58.2% of this total, at $141.5 million. The book value of securities held-to-maturity was $36.5 million at December 31, 2015 with state, county and municipal bonds totaling $35.5 million. Gains on the sale of securities of $472,000 were realized in the year ended December 31, 2015.

The Company had cash and cash equivalents of $17.0 million at December 31, 2015 versus $22.4 million at December 31, 2014. During the third quarter of 2015, management implemented a system that will result in lower reserve requirements and increase the level of earning assets.

6

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, at December 31, 2015, September 30, 2015, and December 31, 2014

SECURITIES PORTFOLIO
(Dollars in thousands)	31-Dec-15		30-Sep-15		31-Dec-14
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$50,589	$49,941	$57,668	$57,027	$99,608	$98,707
U.S Government sponsored agencies	756	742	756	746	-	-
State, county, and municipal	138,965	141,498	142,673	145,873	134,405	137,477
Corporate and other bonds	14,997	14,296	20,467	20,116	11,921	11,883
Mortgage backed securities - U.S. Government agencies	8,653	8,496	8,715	8,668	2,338	2,258
Mortgage backed securities - U.S. Government sponsored agencies	28,637	28,297	34,475	34,531	24,096	24,243

Total securities available for sale	$242,597	$243,270	$264,754	$266,961	$272,368	$274,568

	31-Dec-15		30-Sep-15		31-Dec-14
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county, and municipal	$35,456	$36,557	$35,370	$36,237	$31,677	$32,780
Mortgage backed securities - U.S. Government agencies	1,022	1,054	3,362	3,536	4,293	4,531
Mortgage backed securities - U.S. Government sponsored agencies	-	-	-	-	227	228
Total securities held to maturity	$36,478	$37,611	$38,732	$39,773	$36,197	$37,539

Interest bearing deposits were $849.3 million at December 31, 2015, an increase of $14.9 since year-end 2014. However, there has been a change in the composition of the deposit mix. Time deposits less than or equal to $250,000 declined $7.5 million during 2015 while NOW, MMDA and savings accounts increased collectively in a greater amount, $17.7 million. Time deposits over $250,000 increased $4.8 million during 2015.

The following table compares the mix of interest bearing deposits at December 31, 2015, September 30, 2015, and December 31, 2014.

INTEREST BEARING DEPOSITS
(Dollars in thousands)
	31-Dec-15	30-Sep-15	31-Dec-14
NOW	$128,761	$112,277	$123,682
MMDA	108,810	109,748	101,784
Savings	84,047	87,368	78,478
Time deposits less than or equal to $250,000	409,085	407,765	416,628
Time deposits over $250,000	118,600	116,858	113,809
Total interest bearing deposits	$849,303	$834,016	$834,381

7

FHLB advances were $95.7 million at December 31, 2015, $745,000 less than at year-end 2014. Long term debt was $5.7 million at December 31, 2015, declining $4.0 million since year-end 2014. This debt, originally totaling $10.7 million, was obtained in April 2014, and the proceeds were used to redeem the Company’s remaining outstanding TARP preferred stock. The Company has repaid $5.0 million of this debt since it was obtained.

Shareholder’s equity was $104.6 million at December 31, 2015. This is a decrease of $3.1 million since December 31, 2014 when shareholder’s equity was $107.7 million. The primary reason for the decline was the termination of the FDIC shared-loss agreements and the resulting loss during the third quarter of 2015. Management anticipates that the earn-back period on the elimination of the indemnification assets is approximately two years.

ASSET QUALITY – excluding PCI loans

Nonaccrual loans were $10.7 million at December 31, 2015, compared with $16.6 million at December 31, 2014. The reduction of $5.9 million, or 35.6%, was primarily the result of a complete resolution and pay-out of a large commercial loan relationship placed on nonaccrual status in the fourth quarter of 2014. Other measurements of asset quality showed improvement during 2015. Internally designated criticized and classified assets declined collectively by $11.3 million. Criticized loans declined from $21.8 million at year-end 2014 to $21.5 million at December 31, 2015. Classified loans declined $8.7 million during 2015, from $22.2 million at December 31, 2014 to $13.5 million at December 31, 2015. Other real estate owned declined from $7.7 million at December 31, 2014 to $5.5 million at December 31, 2015.

The following chart shows the level of nonaccrual, classified, and criticized loans over the last five quarters:

ASSET QUALITY
(Dollars in thousands)
	31-Dec-15	30-Sep-15	30-Jun-15	31-Mar-15	31-Dec-14
Nonaccrual loans	$10,670	$10,795	$10,530	$17,196	$16,571

Criticized (special mention) loans	21,476	17,977	21,271	22,226	21,835
Classified (substandard) loans	13,471	13,610	12,306	22,024	22,181
Other real estate owned *	5,490	5,858	6,506	6,844	7,743
Total classified and criticized assets	40,437	$37,445	$40,083	$51,094	$51,759

*Other real estate owned has been restated for all dates presented to include other real estate owned previously covered by the FDIC shared-loss agreements.

Total nonperforming assets totaled $16.2 million at December 31, 2015, decreasing $8.2 million since December 31, 2014. The decrease in the level of nonperforming assets since year-end 2014 is primarily due to the resolution and payoff of the large commercial loan relationship classified as nonaccrual at December 31, 2014. Nonaccrual loans declined $5.9 million during 2015, and other real estate owned decreased by $2.3 million. Charged-off loans were $300,000 in the fourth quarter of 2015 while recoveries of previously charged-off loans totaled $158,000. For the year ended December 31, 2015, loans charged-off totaled $1.4 million and recoveries of previously charged-off loans totaled $1.7 million.

The allowance for loan losses, excluding PCI loans, equaled 89.6% of nonaccrual loans at December 31, 2015, compared with 55.9% at December 31, 2014. The ratio of the allowance for loan losses to nonperforming assets was 62.2% at December 31, 2015, compared with 40.1% at December 31, 2014. Nonperforming assets to loans and other real estate, excluding PCI loans, was 2.1% at December 31, 2015, compared with 3.6% at December 31, 2014.

8

The following table reconciles the activity of the Company’s allowance for loan losses, excluding PCI loans, by quarter, for the past five quarters. These numbers exclude the $484,000 in allowance for loan losses related to PCI loans.

ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)	2015				2014
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$9,701	$9,864	$9,011	$9,267	$9,764
Provision for loan losses	-	-	-	-	-
Net recoveries (charge-offs)	(142)	(163)	853	(256)	(497)
End of period	$9,559	$9,701	$9,864	$9,011	$9,267

The following table sets forth selected asset quality data, excluding PCI loans, and ratios for the dates indicated:

ASSET QUALITY (excluding PCI loans)
(Dollars in thousands)	2015					2014
	31-Dec-15	30-Sep-15	30-Jun-15		31-Mar-15	31-Dec-14
Nonaccrual loans	$10,670	$10,795	$10,530		$17,196	$16,571
Loans past due over 90 days and accruing interest	-	-	-		-	-
Total nonperforming loans	10,670	10,795	10,530		17,196	16,571
Other real estate owned	5,490	5,858	6,506		6,844	7,743
Total nonperforming assets	$16,160	$16,653	$17,036		$24,040	$24,314

Allowance for loan losses, excluding PCI loans, to loans	1.28%	1.40%	1.45%		1.33%	1.40%
Allowances for loan losses to nonperforming assets	62.15%	61.16%	60.74%		39.50%	40.10%
Allowance for loan losses, excluding PCI loans, to nonaccrual loans	89.59%	89.87%	93.68%		52.40%	55.92%
Nonperforming assets to loans, excluding PCI loans, and other real estate	2.14%	2.38%	2.48%		3.51%	3.64%
Net charge-offs/(recoveries) for quarter to average loans, annualized	0.08%	0.09%	(0.50%	)	0.15%	0.31%

A further breakout of nonaccrual loans, excluding PCI loans, at September 30, 2015, December 31, 2014 and September 30, 2014 is below:

NONACCRUAL LOANS (excluding PCI loans)

(Dollars in thousands)	31-Dec-15		30-Sep-15		31-Dec-14
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Mortgage loans on real estate:
Residential 1-4 family	$4,562	0.61%	$4,664	0.68%	$3,342	0.51%
Commercial	1,508	0.20%	1,524	0.22%	607	0.09%
Construction and land development	4,509	0.60%	4,511	0.65%	4,920	0.74%
Second mortgages	13	0.00%	13	0.00%	61	0.01%
Total real estate loans	10,592	1.41%	10,712	1.55%	8,930	1.35%
Commercial loans	$-	0.00%	$2	0.00%	$7,521	1.14%
Consumer installment loans	78	0.01%	81	0.01%	120	0.02%
Gross loans	10,670	1.42%	10,795	1.56%	16,571	2.51%

9

Capital Requirements

The Company’s ratio of total risk-based capital was 13.3% at December 31, 2015, compared with 14.7% at December 31, 2014. The tier 1 risk-based capital ratio was 12.2% at December 31, 2015 and 13.5% at December 31, 2014. The Company’s tier 1 leverage ratio was 9.5% at December 31, 2015 and 9.4% at December 31, 2014.  All capital ratios exceed regulatory minimums to be considered well capitalized.

The December 31, 2015 ratios reflect changes to the capital and asset risk-weighting of BASEL III, which became effective January 1, 2015. BASEL III introduced the common equity tier 1 capital ratio, which was 12.2% at December 31, 2015.

Earnings Conference Call and Webcast

The Company will host a conference call for interested parties on January 29, 2016, at 10:00 a.m. Eastern Time to discuss the financial results for the fourth quarter and 2015 fiscal year. The public is invited to listen to this conference call by dialing 866-374-8379 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on January 29, 2016, until 9:00 a.m. Eastern Time on February 5, 2016. The replay will be available by dialing 877-344-7529 and entering access code 10079329 or through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 22 full-service offices, 15 of which are in Virginia and seven of which are in Maryland.  The Bank also operates two loan production offices in Virginia. The Bank plans to close its branch office in Catonsville, Maryland on March 4, 2016.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions, dispositions and similar transactions; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber-attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas (804)-934-9999

Executive Vice President/Chief Financial Officer - Community Bankers Trust Corporation

10

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED CONDENSED
(Dollars in thousands)

	31-Dec-15	30-Sep-15	31-Dec-14
Assets
Cash and due from banks	$7,393	$10,032	$8,329
Interest bearing bank deposits	9,576	2,405	14,024
Total cash and cash equivalents	16,969	12,437	22,353

Securities available for sale, at fair value	243,270	266,961	274,568
Securities held to maturity, at cost	36,478	38,732	36,197
Equity securities, restricted, at cost	8,423	8,610	8,816
Total securities	288,171	314,303	319,581

Loans held for resale	2,101	673	200

Loans	748,724	693,002	660,020
Purchased credit impaired (PCI) loans	58,955	61,073	67,460
Allowance for loan losses	(9,559)	(9,701)	(9,267)
Allowance for loan losses - PCI	(484)	(484)	(484)
Net loans	797,636	743,890	717,729

Bank premises and equipment, net	27,378	27,583	29,702
Bank premises and equipment held for sale	110	2,228	465
Other real estate owned	5,490	5,858	7,743
FDIC receivable under shared loss agreement	-	-	669
Bank owned life insurance	21,620	21,466	21,004
Core deposit intangibles, net	2,805	3,282	4,713
FDIC indemnification asset	-	-	18,609
Other assets	17,066	17,465	12,966
Total assets	$1,179,346	$1,149,185	$1,155,734

Liabilities
Deposits:
Noninterest bearing	$96,216	$99,549	$84,564
Interest bearing	849,303	834,016	834,381
Total deposits	945,519	933,565	918,945
Federal funds purchased and securities sold under agreements to repurchase	18,921	958	14,500
Federal Home Loan Bank advances	95,656	95,844	96,401
Long term debt	5,675	6,476	9,680
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	4,873	5,263	4,434
Total liabilities	1,074,768	1,046,230	1,048,084

Shareholders' Equity
Common stock (200,000,000 shares authorized $0.01 par value; 21,866,944, 21,848,489, 21,791,523 shares issued and outstanding, respectively)	219	218	218
Additional paid in capital	145,907	145,751	145,321
(Accumulated deficit)	(41,050)	(43,264)	(38,553)
Accumulated other comprehensive (loss) income	(498)	250	664
Total shareholders' equity	104,578	102,955	107,650
Total liabilities and shareholders' equity	$1,179,346	$1,149,185	$1,155,734

11

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED CONDENSED
(Dollars in thousands)

	YTD	YTD	YTD
	2015	2014	2013
Interest and dividend income
Interest and fees on loans	$31,990	$29,635	$29,696
Interest and fees on PCI loans	7,875	11,228	11,936
Interest on federal funds sold	2	-	3
Interest on deposits in other banks	59	61	58
Interest and dividends on securities
Taxable	5,469	6,835	7,693
Nontaxable	2,157	966	659
Total interest and dividend income	47,552	48,725	50,045
Interest expense
Interest on deposits	5,983	5,858	6,370
Interest on borrowed funds	1,514	1,075	708
Total interest expense	7,497	6,933	7,078

Net interest income	40,055	41,792	42,967

Provision for loan losses	-	-	-
Net interest income after provision for loan losses	40,055	41,792	42,967

Noninterest income
Service charges on deposit accounts	2,269	2,200	2,739
Gain on securities, net	472	1,089	518
Gain(loss) on sale of loans, net	69	201	(359)
Income on bank owned life insurance	751	769	747
Mortgage loan income	784	211	313
Other	736	799	766
Total noninterest income	5,081	5,269	4,724

Noninterest expense
Salaries and employee benefits	18,141	16,136	15,981
Occupancy expenses	2,592	2,597	2,717
Equipment expenses	1,035	957	1,038
FDIC assessment	938	805	843
Data processing fees	1,709	1,732	2,078
Indemnification asset amortization	16,195	5,795	6,449
Amortization of intangibles	1,908	1,908	2,202
Other real estate expenses	1,275	540	2,034
Other operating expenses	6,467	6,347	5,946
Total noninterest expense	50,260	36,817	39,288

Net (loss) income before income taxes	(5,124)	10,244	8,403
Income tax (benefit) expense	(2,627)	2,728	2,497
Net (loss) income	(2,497)	7,516	5,906
Dividends paid on preferred stock	-	247	885
Accretion of discount on preferred stock	-	-	234
Net (loss) income available to common shareholders	$(2,497)	$7,269	$4,787

12

COMMUNITY BANKERS TRUST CORPORATION
INCOME STATEMENT TREND ANALYSIS
UNAUDITED

(Dollars in thousands)	Three months ended
	31-Dec-15	30-Sep-15	30-Jun-15	31-Mar-15	31-Dec-14
Interest and dividend income
Interest and fees on loans	$8,240	$7,986	$8,017	$7,747	$7,556
Interest and fees on PCI loans	1,654	1,730	2,418	2,073	2,170
Interest on federal funds sold	-	-	1	1	-
Interest on deposits in other banks	13	12	17	17	15
Interest and dividends on securities
Taxable	1,350	1,396	1,355	1,368	1,614
Nontaxable	589	599	525	444	371
Total interest and dividend income	11,846	11,723	12,333	11,650	11,726
Interest expense
Interest on deposits	1,526	1,523	1,486	1,448	1,493
Interest on borrowed funds	358	355	384	417	390
Total interest expense	1,884	1,878	1,870	1,865	1,883

Net interest income	9,962	9,845	10,463	9,785	9,843

Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	9,962	9,845	10,463	9,785	9,843

Noninterest income
Service charges on deposit accounts	601	583	557	528	566
Gain/(loss) on securities, net	109	74	(8)	297	595
Gain on sale of loans, net	-	-	23	46	48
Income on bank owned life insurance	189	188	188	186	191
Mortgage loan income	144	230	262	148	96
Other	182	178	184	192	336
Total noninterest income	1,225	1,253	1,206	1,397	1,832

Noninterest expense
Salaries and employee benefits	4,437	4,803	4,406	4,495	4,113
Occupancy expenses	616	669	619	688	631
Equipment expenses	253	282	260	240	223
FDIC assessment	294	187	220	237	194
Data processing fees	454	401	412	442	420
FDIC indemnification asset amortization	-	13,803	1,153	1,239	1,380
Amortization of intangibles	477	477	477	477	477
Other real estate expenses	195	858	137	85	(235)
Other operating expenses	1,543	1,549	1,759	1,616	1,540
Total noninterest expense	8,269	23,029	9,443	9,519	8,743

Net income (loss) before income taxes	2,918	(11,931)	2,226	1,663	2,932
Income tax (benefit) expense	704	(4,215)	533	351	673
Net income(loss)	2,214	(7,716)	1,693	1,312	2,259
Dividends on preferred stock	-	-	-	-	-
Net income(loss) available to common shareholders	$2,214	$(7,716)	$1,693	$1,312	$2,259

13

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEETS
(Dollars in thousands)

	Three months ended December 31, 2015			Three months ended December 31, 2014
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$711,797	$8,240	4.59%	$646,266	$7,556	4.64%
PCI loans, including fees	59,835	1,654	10.97	68,225	2,170	12.62
Total loans	771,632	9,894	5.09	714,491	9,726	5.40
Interest bearing bank balances	8,284	13	0.64	17,161	15	0.33
Federal funds sold	-	-	-	-	-	-
Securities (taxable)	218,957	1,350	2.47	258,366	1,614	2.50
Securities (tax exempt)(1)	84,143	892	4.24	49,792	562	4.51
Total earning assets	1,083,016	12,149	4.45	1,039,810	11,917	4.55
Allowance for loan losses	(10,182)			(10,548)
Non-earning assets	81,908			112,619
Total assets	$1,154,742			$1,141,881

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Demand - interest bearing	$237,303	$1867	0.31	$219,486	$154	0.28
Savings	83,744	66	0.31	78,572	61	0.31
Time deposits	519,028	1,273	0.97	540,230	1,278	0.94
Total interest bearing deposits	840,075	1,526	0.72	838,288	1,493	0.71
Short-term borrowings	2,865	7	0.97	4,433	7	0.58
FHLB and other borrowings	99,952	281	1.11	94,660	283	1.19
Long- term debt	6,467	70	4.26	9,680	100	4.04
Total interest bearing liabilities	949,359	1,884	0.79	947,061	1,883	0.79
Noninterest bearing deposits	99,987			84,091
Other liabilities	1,147			4,178
Total liabilities	1,050,493			1,035,330
Shareholders’ equity	104,249			106,551
Total liabilities and
shareholders’ equity	$1,154,742			$1,141,881
Net interest earnings		$10,265			$10,034
Interest spread			3.66%			3.76%
Net interest margin			3.76%			3.83%

 (1) Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 34%.

14

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEETS
(Dollars in thousands)

	Year ended December 31, 2015			Year ended December 31, 2014
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$687,463	$31,990	4.65%	$621,213	$29,635	4.77%
PCI loans, including fees	63,552	7,875	12.39	70,421	11,228	15.94
Total loans	751,015	39,865	5.31	691,634	40,863	5.91
Interest bearing bank balances	14,551	59	0.41	19,103	61	0.32
Federal funds sold	1,852	2	0.10	389	0	0.10
Securities (taxable)	220,525	5,469	2.48	268,324	6,835	2.55
Securities (tax exempt)(1)	76,644	3,268	4.26	32,237	1,463	4.54
Total earning assets	1,064,587	48,663	4.57	1,011,687	49,222	4.87
Allowance for loan losses	(9,981)			(10,742)
Non-earning assets	94,122			114,545
Total assets	$1,148,728			$1,115,490

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Demand - interest bearing	$229,220	$698	0.30	$204,386	$595	0.29
Savings	83,614	260	0.31	77,138	253	0.33
Time deposits	523,726	5,025	0.96	552,709	5,010	0.91
Total interest bearing deposits	836,560	5,983	0.72	834,233	5,858	0.70
Short-term borrowings	1,516	12	0.76	1,855	11	0.59
FHLB and other borrowings	96,937	1,179	1.22	85,661	776	0.91
Long- term debt	7,707	323	4.20	7,077	288	4.07
Total interest bearing liabilities	942,720	7,497	0.80	928,826	6,933	0.75
Noninterest bearing deposits	94,476			76,515
Other liabilities	3,422			4,184
Total liabilities	1,040,618			1,009,525
Shareholders’ equity	108,110			105,965
Total liabilities and shareholders'
equity	$1,148,728			$1,115,490
Net interest earnings		$41,166			$42,289
Interest spread			3.77%			4.12%
Net interest margin			3.87%			4.18%

(1)  Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 34%.

15

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

Common tangible book value equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

Common Tangible Book Value
(Dollars in thousands)	31-Dec-15	30-Sep-15	31-Dec-14

Total shareholders’ equity	$104,578	$102,955	$107,650
Core deposit intangible (net)	2,805	3,282	4,713
Common tangible book value	$101,773	$99,673	$102,937
Shares outstanding	21,867	21,848	21,792
Common tangible book value per share	$4.65	$4.56	$4.72

Stock price	$5.37	$5.01	$4.42

Price/common tangible book	115.48%	109.87%	93.64%

Common tangible book/common tangible assets
Total assets	$1,179,346	$1,149,185	$1,155,734
Core deposit intangible	2,805	3,282	4,713
Common tangible assets	$1,176,541	$1,145,903	$1,151,021
Common tangible book	$101,773	$99,673	$102,937

Common tangible equity to common tangible assets	8.65%	8.70%	8.94%

One time charge due to termination of FDIC shared-loss agreements

During the third quarter of 2015, the Company charged off its outstanding indemnification asset in connection with its termination of the FDIC shared-loss agreements.  Such charge-off was a one-time event and created both a net loss before income tax expense for each of the three months ended September 30, 2015 and the twelve months ended December 31, 2015. This also created a corresponding income tax benefit for such periods, as reflected in the Company’s Consolidated Statements of Operations presented above.  The following table presents net income before income tax expense and the corresponding income tax expense and net income after income tax expense, without giving effect to the impact of the indemnification asset charge-off, for each of the three months ended September 30, 2015 and the twelve months ended December 31, 2015.  The Company believes that this non-GAAP information is useful to investors because it presents net income for the applicable periods without the significant one-time charge and thus presents more accurately this financial statement item as it relates to the Company’s core operations.

16

(dollars in thousands)	Twelve months ended	Three months ended
	December 31, 2015	September 30, 2015
Net (loss) before income taxes	$(2,497)	$(11,931)
FDIC shared-loss agreement charge	13,084	13,084
Net income, before tax, without effect of FDIC charge	10,587	1,153
Income tax expense, without effect of FDIC charge	4,449	300
Net income, without effect of FDIC charge	$6,138	$853

17